EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
Third Quarter 2018 Conference Call
November 2, 2018
12 p.m. CT

Introductory Comments - Jordan Jennings

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the third quarter of 2018 and to update you on recent developments. On the call today will be: Douglas Kessler, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on November 1, 2018 and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the third quarter of 2018 with the third quarter of 2017.

I will now turn the call over to Douglas Kessler. Please go ahead, sir.

Introduction - Douglas Kessler

Good day and thank you for joining us to discuss Ashford Hospitality Trust’s third quarter progress. I want to begin by discussing our Enhanced Return Funding Program, or ERFP, with Ashford Inc. and providing an update on our success with this highly favorable initiative. Then, I will share our quarterly results and other items.

Under the ERFP initiative, Ashford Inc. has committed to provide a meaningful $50 million to the Company on a programmatic basis equating to approximately 10% of each new investment’s acquisition price to be used for the purchase of FF&E at properties owned by the Company. We believe the ERFP program has the opportunity to significantly improve returns on hotel acquisitions and benefit us by effectively expanding cash available for future investment. The attractiveness of the ERFP is to make good deals, great deals. The existence of this program is also advantageous given improvement in deal flow for properties that fit our focused investment criteria of upper upscale full-service assets. Furthermore, we also see certain key economic data points that continue to be attractive. Progress will depend upon continued strong demand growth and supply stabilization within the context of wage increases. The financing markets remain favorable and attractive. We have excess corporate cash on our balance sheet which could be available for opportunistic uses including additional value-added hotel investments. In a very competitive bidding environment for acquisitions today, we see this program providing us with a significant advantage to win deals with accretive returns.

We will continue to be opportunistic with our asset base of predominantly upper upscale full-service hotels. We believe in the strategic advantages of a balance between the effective tradeoffs of high yields vs. high RevPAR for hotel assets. We intend to be successful in our efforts as we balance expected returns, underwritten growth, and our cost of capital.

To that end, we recently expanded our portfolio with our second transaction that will benefit from the ERFP, the acquisition of the La Posada de Santa Fe in Santa Fe, New Mexico for $50 million. La Posada, with its strong Marriott brand affiliation and exceptional amenities, is positioned as one of the leading properties in an attractive lodging market with excellent demand and supply characteristics. Consistent with the ERFP, Ashford Inc. has committed to provide us with approximately $5 million of cash for the future purchase of hotel furniture, fixtures and equipment at our properties. Inclusive of the funds provided by Ashford Inc. under the ERFP, we forecast the five-year, leverage-neutral IRR on this investment to be an outstanding 24% based upon various underwriting, pricing, and timing assumptions, which are subject to change, and include among other factors property level mortgage financing, equity investment, corporate preferred, and ERFP funding by Ashford Inc.

Additionally, during October, we announced a committed agreement to purchase the Hilton Santa Cruz/Scotts Valley in Scotts Valley, California for $50 million which we expect will become our third acquisition to take advantage of the ERFP. We find this asset to be very attractive given its location south of the expanding tech market in San Jose and just minutes from Santa Cruz, one of Northern California’s most desirable beach communities. We are particularly pleased that this property has attractive amenities and is currently well-positioned as the exclusive full-service, Hilton-branded asset in the Santa Cruz market. Our asset management team is excited to have these two additions to the portfolio and Jeremy will share more comments on these later. We believe that these acquisitions are highly favorable investments on their own. However, with the ERFP, the returns are even greater. I can assure you that our underwriting efforts continue to be focused, diligent, and with the same high standards to improve our portfolio with the best assets for the best value. We strongly believe that the ERFP provides us not only with a competitive advantage, but is also structured to substantially enhance shareholder value.

Given our approximately 17% insider ownership of Ashford Trust, we believe we have tremendous alignment with shareholders which encourages us to think and act like owners. Our strategies throughout our 15-year history have consistently focused on ways to create shareholder value. Many of our diligent efforts have been economically transformational and successful over the years. We believe that the ERFP will provide meaningful benefits to better our competitive position and may lead to positive stock price performance growth.

Let me now turn to our third quarter performance which we are focused to improve upon and drive better results. Our Actual RevPAR for all hotels not under renovation increased 0.5%, while comparable RevPAR for all hotels not under renovation decreased 0.4%. Actual RevPAR for all hotels increased 0.2%, while comparable RevPAR for all hotels decreased 0.6%. For the quarter, we reported AFFO per share of $0.30, and we reported adjusted EBITDAre of $101.7 million.

As for our balance sheet, we believe in the benefits of an appropriate amount of non-recourse leverage to enhance equity returns. Over the past couple of years we have been very active in refinancing a majority of our existing loans to both better the spreads compared to prior loan terms and extend maturities.

We seek to maintain a high cash and cash equivalents balance between 25% to 35% of our equity market capitalization for financial flexibility. We note that this excess cash balance can provide a hedge during uncertain economic times, as well as the requisite funds to capitalize on attractive investment opportunities as they arise. In addition as of the third quarter of 2018, net working capital totaled $460 million, equating to approximately $3.78 per share representing a significant 74% of our current share price as of yesterday’s close.

During the quarter, we enhanced our financial flexibility and liquidity with a new $100 million revolving credit facility that could be of benefit under certain conditions in our value added pursuit of assets given the positive impact of ERFP. Also, we recently strengthened our balance sheet by raising approximately $15 million in gross proceeds by advantageously and efficiently issuing shares of common stock pursuant to our at-the-market or ATM offering.

We continue to make progress on our investor outreach efforts and held a well-attended Investor Day last month in New York. For the remainder of the year and into 2019, we will continue to get out on the road to meet with investors to communicate our strategy and the attractiveness of an investment in Ashford Trust. We look forward to speaking with many of you during upcoming events.

Looking ahead, we have a high-quality well-diversified portfolio and remain focused on accretive transactions as well as proactive asset management initiatives. We're committed to maximizing value for our shareholders as we focus on generating solid operating performance, continuing to be opportunistic and efficiently managing our balance sheet.

I will now turn the call over to Deric to review our third quarter financial performance.

Financial Review - Deric Eubanks

Thanks, Douglas.

For the third quarter of 2018, we reported a net loss attributable to common stockholders of $38.2 million or $0.40 per diluted share.

For the quarter, we reported AFFO per diluted share of $0.30.

Adjusted EBITDAre totaled $101.7 million for the quarter.

Beginning this quarter, we have made some changes to how we report our non-GAAP metrics to be consistent with how our peers report these items. You can see the details in the tables of our earnings release.

At the end of the third quarter, we had $3.9 billion of mortgage loans with a blended average interest rate of 5.5%. Our loans were approximately 9% fixed rate and 91% floating rate. All of our loans are non-recourse and we have a well-laddered maturity schedule. Interest rate caps are in place for virtually all of our floating rate loans. Including the market value of our equity investment in Ashford, Inc. we ended the quarter with net working capital of $460 million.

As of September 30, 2018, our portfolio consisted of 118 hotels with 24,903 net rooms.

Our share count currently stands at 121.7 million fully diluted shares outstanding, which is comprised of 101.0 million shares of common stock and 20.7 million OP units.

With regards to dividends, the Board of Directors declared a third quarter 2018 cash dividend of $0.12 per share, or $0.48 on an annualized basis. Based on yesterday's stock price, this represents a 9.3% dividend yield, among the highest in the hotel REIT space.

On the capital markets front, during the quarter, we entered into a new $100 million revolving credit facility. The facility provides for a one-year revolving line of credit and bears interest at a rate of LIBOR + 2.65%, and can be used for potential acquisitions. Additionally, during the quarter, under our at the market equity offering program, we issued an aggregate of 2.4 million shares of common stock. The shares were issued at a weighted average price of $6.38 per share, which we believe is an attractive level to our current $5.14 share price, resulting in gross proceeds of approximately $15.5 million.

This concludes our financial review and I would now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter

Thank you, Deric.

Our third quarter performance was affected, in part, by holiday shifts. For example, Rosh Hashanah starting on Sunday and running through Tuesday this year had a greater impact on business travel than the Wednesday through Friday pattern last year. Also, 4th of July occurring on Wednesday in 2018 relative to Tuesday in 2017 had an impact, especially to group business. Also, I would like to provide more color on the impact of hurricanes. Last year, our portfolio saw tailwinds in September from the hurricanes affecting Houston, Key West, and the surrounding regions. This year, while we may see some positive results during the fourth quarter, the third quarter faced headwinds from Hurricane Florence. In aggregate, our hotels reported an impact, totaling approximately $1 million.

We recently announced two acquisitions: La Posada de Santa Fe and the Hilton Santa Cruz Scotts Valley. We just completed the acquisition of La Posada earlier this week. This 157-room hotel with 7,810 square feet of meeting space in Santa Fe, New Mexico, is part of Marriott’s Tribute Portfolio. This distinctively southwestern asset is located in the Historic District of Santa Fe. This city is a world-class leisure and art market as well as New Mexico’s state capital. Nearby demand generators range from art galleries, retail, restaurants, and cultural attractions including: Fiestas de Santa Fe, the International Folk Art Market, the Santa Fe Wine and Chile Fiesta, and the Santa Fe Film Festival. The hotel’s Spa Sage was ranked 4th in USA Today’s Best Hotel Spa rankings. This market has significant hurdles to entry, with limited competitive hotels in the pipeline. La Posada is the only full-service Marriott property in the market and we strongly believe there is an opportunity for Ashford’s best-in-class asset management team to add value. Finally, Remington will have the ability to cluster property management with our nearby Hilton hotel allowing both hotels to benefit from the synergies.

Also, we eagerly await the planned addition of the 178-room Hilton Scotts Valley to our portfolio. The property contains 7,900 square feet of meeting space and is the only full-service Hilton hotel in this submarket. Nearby business generators include Bay Area technology companies, San Jose corporate business, and summer tourism to the beautiful Pacific Coast. Leisure business is driven by the famous Santa Cruz Beach Boardwalk, Santa Cruz Wharf, and Monterey Bay National Marine Sanctuary while the University of California Santa Cruz and California Certified Organic Farmers headquarters are also nearby. This asset is positioned in a historically high RevPAR growth market-the competitive set’s 8-year RevPAR CAGR has been 9.5%. We believe the hotel is in great condition and has had most major mechanical systems replaced in the last 5 years. As a final point, the vast Santa Cruz/San Jose submarket, which stretches from south of San Jose to Santa Cruz and all the way to Watsonville and Gilroy, has zero competitive full-service hotels in the construction pipeline.

During the last 2 quarters, I have discussed how we had a large number of hotels under renovation. While this affected our results, we believe the reduced number of upcoming renovations positions us well for the future. I would like to highlight some of the recently completed renovations, as well as some other renovations that will be completed soon. During the third quarter, we completed a guestrooms renovation at the Hampton

Inn Suites Phoenix Airport, which began in May; meeting space renovations at the Hilton St. Petersburg Bayfront, Le Pavillon Hotel, and Marriott Omaha; and both a guestrooms and public space renovation at Residence Inn Jacksonville. Ongoing renovations that are scheduled to be completed in the fourth quarter include: guestrooms renovations at Ritz-Carlton Atlanta, Hilton Tampa Westshore, and Hotel Indigo Atlanta Midtown, which includes adding an additional guestroom; phase 2 of the meeting space renovation at Marriott Crystal Gateway; and both a guestrooms and public space renovation at Residence Inn Orlando Sea World. This year we have also completed guestrooms renovations at Renaissance Palm Springs, Sheraton Anchorage, Westin Princeton, and Marriott Research Triangle Park. We expect that both the reduced number of renovations and the improved product we have to offer going forward should have a positive impact on our portfolio.

I am very pleased to report that since completing renovations earlier this year, the Marriott Durham Research Triangle Park and Renaissance Palm Spring hotels have exceeded our expectations. During the third quarter, Marriott RTP grew Comparable RevPAR 14.1% with 57% Hotel EBITDA flow-through. Hotel EBITDA grew 30.2%, which is a rate of return we like to see following our investment. The 14.1% RevPAR growth represents growth of 7.4 and 7.2 percentage points relative to the Research Triangle Park/Airport upscale and above chains and the Raleigh/Durham/Chapel Hill upper upscale market class, respectively. Similarly, the Renaissance Palm Springs grew Comparable RevPAR 24.2% during the third quarter, Total Hotel Revenue grew 32.4%, and Hotel EBITDA grew $563,000, resulting in outstanding EBITDA margin growth of 877.2%. This 24.2% RevPAR growth represents significant 25.3 and 24.0 percentage-point increases relative to the Riverside & San Bernardino upper upscale market class and the Palm Springs upscale and above chains, respectively. We are also anticipating strong performance results from all the work we continue to update you on regarding our Renaissance Nashville. The first phase of the Renaissance Nashville redevelopment is complete, which returned the grand ballroom and junior ballroom back to the hotel-together with a stunning new conference center lobby. In addition, we are remodeling the lobby and have added a beautiful, newly-branded restaurant as well as a new 30-seat full-service bar. We are excited about the ongoing urban revitalization of the city block surrounding this hotel.

For the remainder of 2018 and into 2019, we will continue to invest in our portfolio to maintain our competitive position among our peers, as well as identify areas to create value whether through revenue and cost initiatives, energy conservation, and brand negotiations. In total we estimate spending approximately $185 million in capital expenditures during this year.

Finally, I would like to address industry trends, on which we are currently focused through the remainder of the year, in our portfolio. While we are seeing some pickup in group ADR, this represents just a small portion of our portfolio. Transient demand remains the key driver to our performance and looking at the fourth quarter for the entire portfolio, we see data points leading to similar performance to the third quarter.

That concludes our prepared remarks and we will now open up the call for Q&A.

Douglas Kessler

Thank you for joining today’s call and we look forward to speaking with you again next quarter as well as seeing those of you who may be attending NAREIT next week.

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